NEWS

                     [Letterhead of Veeco Instruments Inc.]

FOR IMMEDIATE RELEASE                                      Contact: Jack Rein
                                                           516 349-8300 ext. 300

                   VEECO INSTRUMENTS ANNOUNCES IT HAS ENTERED
               INTO A LETTER OF INTENT TO ACQUIRE WYKO CORPORATION

PLAINVIEW, New York, March 10, 1997 - Veeco Instruments Inc. (NASDAQ: VECO), announced today that it has entered into a letter of intent to acquire Wyko Corporation, of Tucson, Arizona, a leading supplier of optical interferometric measurement systems for the data storage and semiconductor industries. This addition will extend Veeco's current Surface Metrology product line to include automated, non-contact optical testing systems.

     Wyko designs, develops and manufactures instruments used by leading manufacturers of thin film magnetic heads, hard disks, semiconductor materials and components, optical components and micro-machined devices. Wyko instruments are used to improve product yield and product quality by generating precise, consistent quantitative data throughout the manufacturing cycle. In the manufacturing process for computer hard drives, the Wyko systems produce precise measurements of magnetic head shape and height, suspension arm height and angle; and disk texture and flatness. Semiconductor manufacturers use Wyko equipment for measuring flip chips and wafer roughness.

     The letter of intent provides that Wyko shareholders would receive 3,000,000 shares of Veeco common stock in the acquisition, which is intended to be accounted for as a pooling of interests transaction. The consummation of the acquisition is subject to a number of conditions, including approval of the board of directors and shareholders of both companies, execution of a mutually satisfactory agreement providing for the acquisition and receipt of all necessary government approvals.

                                     -more-

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     Commenting on the anticipated acquisition of Wyko Corporation, Edward
Braun, President and Chief Executive Officer of Veeco said, "The combination of Wyko's non-contact, optical measurement products with the Veeco atomic force microscope, Dektak surface profiler and laser scatterometer will provide our hard drive and semiconductor customers with a complete range of measurement technologies for yield improvement and integrated test programs."

     Wyko, which is privately held, had unaudited revenues of $18 million and orders of $28 million for the twelve months ended December 31, 1996. New products introduced in 1997 include an automatic inspection and test system for advanced microelectronic packaging applications which provides 3D measurement of flip chip solder bumps of 150 microns and below, and up to 64,000 bumps on a single die. In addition, a new in-line laser inspection system precisely adjusts the static attitude of disk drive suspension arms and is ideal for next generation miniaturized (pico size) automated thin film head fabrication.

     To the extent that this news release discusses expectations about market conditions or about market acceptance and future sales of the Company's products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the ability of the parties to complete the transaction, cyclical nature of the semiconductor industry, risks associated with the acceptance of new products by individual customers and by the marketplace, and other factors discussed in the Business Description and Management's Discussion and Analysis sections of the Company's Report on Form 10-K and Annual Report to Shareholders.

     Veeco Instruments Inc. is a worldwide leader in precision ion beam systems and surface metrology equipment for high-growth microelectronic markets such as thin film magnetic heads and advanced semiconductor devices as well as for a broad range of industrial applications. Manufacturing and engineering facilities are located in Plainview, New York and Santa Barbara, California. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific.

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